EXHIBIT 99.1

RALPH LAUREN REPORTS FIRST QUARTER FISCAL 2018 RESULTS

NEW YORK--(BUSINESS WIRE)—August 8, 2017-- Ralph Lauren Corporation (NYSE:RL), a global leader in the design, marketing, and distribution of premium lifestyle products, today reported earnings per diluted share of $0.72 on a reported basis and $1.11 on an adjusted basis, excluding restructuring-related and other charges that were primarily related to activities associated with the Company’s Way Forward plan, for the first quarter of Fiscal 2018. This compared to earnings per diluted share of ($0.27) on a reported basis and $1.06 on an adjusted basis, excluding restructuring-related and other charges, for the first quarter of Fiscal 2017.

“I am thrilled to welcome Patrice Louvet as my partner to continue the exciting evolution of our Company,” said Ralph Lauren, Executive Chairman and Chief Creative Officer. “Patrice has the enthusiasm to discover what has made our brand so iconic and the capability to evolve our business. We are both committed to preserving the essence of our brand while actively evolving it to renew long-term growth. Our experiences and expertise will be a powerful and winning combination.”

“While we are addressing challenges in our business, we have significant opportunity ahead and we’re moving forward with urgency,” said Patrice Louvet, President and Chief Executive Officer. “Ralph and I are focused on actively evolving the brand expression and consumer experience so we can ultimately renew growth and get back to leading. We are continuing to build a strong foundation for future growth, as evidenced by our progress this quarter on the key elements of the Way Forward plan.”

In the first quarter, the Company delivered on the following key elements:

—	continuing to drive quality of sales up by moderating discount levels across all regions, generating 210 basis points of adjusted gross margin improvement in the first quarter;
—	lowering our inventory levels by 31% to last year to improve inventory turns;
—	increasing SKU productivity by reducing the number of SKUs by 20% for Fall 2017 and producing a more focused, higher margin assortment;
—	shortening our lead times to have 35% of our business on a 6-month calendar and 90% on 9-months by the end of Fiscal 2018 to drive improved buying and reduce markdowns;
—	reducing operating expenses by 13% on an adjusted basis to increase efficiency and achieve expense savings targets;
—	optimizing our wholesale distribution by closing 20-25% of our underperforming U.S. department store points of distribution by the end of Fiscal 2018;
—	selectively expanding our high-ROI concession network with 26 additional locations compared to last year at the end of the first quarter; and
—	evolving our product and marketing, including the launch of five limited edition Polo shirts, introduced monthly from July through November, each inspired by one of our signature design motifs and supported by social media through collaborations with influencers on Instagram.”

First Quarter Fiscal 2018 Income Statement Review

Net Revenues. In the first quarter of Fiscal 2018, revenue decreased by 13% to $1.3 billion on a reported basis and 12% in constant currency, driven by distribution and brand exits, a strategic reduction in shipments and promotional activity to increase quality of sales, as well as due to lower consumer demand.

The first quarter revenue decline is in line with the Company’s guidance of down low double-digits excluding 225 basis points of negative foreign currency impact. Foreign currency pressured the first quarter revenue growth by approximately 130 basis points. The foreign currency impact is less than guidance as foreign exchange rates moved favorably during the quarter.

As a reminder, during the fourth quarter of Fiscal 2017, the Company changed its reportable segments. Revenue performance for the Company’s new reportable segments in the first quarter compared to the prior year period was as follows:

—	North America Revenue. North America revenue in the first quarter decreased 17% to $710 million. The decline was due to lower sales in both the retail and wholesale channels, driven by distribution and brand exits, a strategic reduction in shipments and promotional activity to increase quality of sales, as well as due to lower consumer demand. On a constant currency basis, comparable store sales in North America were down 8%, including a 4% decline in brick and mortar stores and a 22% decrease in e-commerce that reflected a planned reduction in inventory, reduced SKU count and reduced promotional activity.

—	Europe Revenue. Europe revenue in the first quarter decreased 14% to $323 million on a reported basis and 10% in constant currency. The decline was primarily driven by shifts in timing of shipments in wholesale, brand exits, and reduced markdowns to improve quality of sales. On a constant currency basis, comparable store sales in Europe were down 8%, including an 8% decline in brick and mortar stores and a 5% decline in e-commerce as the Company intensified its focus on driving quality of sales with a pullback in promotions.

—	Asia Revenue. Asia revenue in the first quarter decreased 1% on a reported basis to $209 million and increased 1% in constant currency. Comparable store sales increased 2% in constant currency driven by higher traffic.

Gross Profit. Gross profit for the first quarter of Fiscal 2018 was $851 million on a reported basis and $852 million on an adjusted basis, excluding approximately $1 million of inventory charges related to our restructuring activities. Gross margin was 63.2% on both a reported and adjusted basis, 210 basis points above the prior year on an adjusted basis.

The gross margin increase was driven by initiatives to improve quality of sales through reduced promotional activity, favorable geographic and channel mix shifts, and improved product costs. Gross margin improvement was partially offset by unfavorable foreign currency effects of 50 basis points in the first quarter.

Operating Expenses. Operating expenses in the first quarter of Fiscal 2018 were $761 million on a reported basis, including $47 million in restructuring-related and other charges. On an adjusted basis, operating expenses were $714 million, down 13% compared to the prior year, primarily as a result of headcount reduction, store closures and other expense savings initiatives.

Adjusted operating expense rate was 53.0%, 10 basis points above the prior year period, excluding restructuring-related and other charges from both periods. This increase was due to fixed expense deleverage.

Operating Income. Operating income in the first quarter of Fiscal 2018 was $90 million, including restructuring-related and other charges of $47 million. On an adjusted basis, operating income of $138 million increased 8% and operating margin was 10.2%, 200 basis points above the prior year period, excluding restructuring-related and other charges from both periods.

The higher operating margin year-over-year was attributable to gross margin expansion that was partially offset by approximately 50 basis points of unfavorable foreign currency impact and fixed expense deleverage.

The adjusted operating margin was above the Company’s guidance of 9.5-10.0% excluding foreign currency pressure of 75 basis points. The outperformance was driven by 25 basis points of benefit from less negative FX impact than expected and 55 basis points from the decision by Mr. Ralph Lauren and the Company’s Compensation Committee that he would forgo his bonus for Fiscal 2017 in support of the Company in its rebuilding year. This decision was unanticipated at the time the Company provided guidance.

—	North America Operating Income. North America operating income in the first quarter was $151 million on a reported basis and $152 million on an adjusted basis excluding $1 million in restructuring-related and other charges. Adjusted North America operating margin was 21.4%, 110 basis point above last year, driven by gross margin improvement.

—	Europe Operating Income. Europe operating income in the first quarter was $67 million on a reported basis and $68 million on an adjusted basis excluding $1 million in restructuring-related and other charges. Adjusted Europe operating margin was 21.1%, which was 120 basis points lower than prior year; however, on a constant currency basis, adjusted operating margin was up 90 basis points driven by gross margin improvement.

—	Asia Operating Income. Asia operating income in the first quarter was $30 million on both a reported and adjusted basis. Adjusted Asia operating margin was 14.5%, up 740 basis points to prior year, driven by both gross margin improvement and operating expense leverage.

Net Income and EPS. On a reported basis, net income in the first quarter of Fiscal 2018 was $60 million or $0.72 per diluted share. On an adjusted basis, net income was $91 million, or $1.11 per diluted share, excluding restructuring-related and other charges. This compared to a net loss of $22 million, or ($0.27) per diluted share on a reported basis, and net income of $90 million, or $1.06 per diluted share on an adjusted basis, for the first quarter of Fiscal 2017.

In the first quarter of Fiscal 2018, the Company had an effective tax rate of approximately 31% on a reported basis, including the impact of ASU 2016-09, and approximately 32% on an adjusted basis, excluding restructuring-related and other charges, slightly below our guidance of 33%. This compared to a reported and an adjusted effective tax rate of 33% and 29%, respectively, in the prior year period.

Balance Sheet and Cash Flow Review

The Company ended the first quarter of Fiscal 2018 with $1.7 billion in cash, short and long term investments and $590 million in total debt, compared to $1.2 billion and $692 million, respectively, at the end of first quarter of Fiscal 2017.

Inventory at the end of first quarter Fiscal 2018 was $860 million, down 31% to the prior year period, driven by both restructuring actions and improvement in operating processes, including a proactive pullback in receipts and moving towards a demand driven supply chain.

The Company had $42 million in capital expenditures in the first quarter of Fiscal 2018, compared to $78 million in the prior year period, primarily driven by lower IT and infrastructure investments as well as an increased focus on return on investment.

Full Year and Second Quarter Fiscal 2018 Outlook

The Company’s full year guidance on a constant currency basis is unchanged. The full year Fiscal 2018 and second quarter guidance excludes restructuring-related and other charges expected to be recorded primarily in connection with the Company’s Way Forward plan.

For Fiscal 2018, the Company continues to expect net revenue to decrease 8% to 9%, excluding the impact of foreign currency. Based on current exchange rates, foreign currency is expected to have minimal impact on revenue growth in Fiscal 2018; this is more favorable than the previous guidance of 150 basis points of negative impact given recent movements in foreign exchange rates.

The Company continues to expect operating margin for Fiscal 2018 to be 9.0%-10.5%, excluding the impact of foreign currency. Based on current exchange rates, foreign currency is expected to pressure operating margin for Fiscal 2018 by approximately 40-50 basis points, less than the previous guidance of 50-75 basis points due to recent movements in foreign exchange rates.

In the second quarter of Fiscal 2018, the Company expects net revenue to be down 9-10%, excluding the impact of foreign currency. Based on current exchange rates, foreign currency is expected to have approximately 40 basis points of negative impact on revenue growth in the second quarter of Fiscal 2018.

Operating margin for the second quarter of Fiscal 2018 is expected to be up 40-60 basis points, excluding foreign currency impacts. Foreign currency is estimated to pressure operating margin by approximately 40 basis points in the second quarter.

During the first quarter of Fiscal 2018, the Company adopted Accounting Standard Update (ASU) 2016-09 for the accounting of employee share-based payments. This affects the Company’s effective tax rate and increases its variability, with one of the key variables being the price of the Company’s stock.

Excluding the impact of ASU 2016-09, the Fiscal 2018 tax rate is estimated at 21-22%; based on a stock price of $78 per share for the remainder of the fiscal year, the adoption of ASU 2016-09 is expected to raise the Fiscal 2018 tax rate to 24-25%.

The guidance for Fiscal 2018 tax rate is lower than previously forecasted. This is due to recent favorable movements in foreign exchange rates; we now expect to generate a larger portion of our earnings from jurisdictions where our earnings are taxed at a lower rate than the U.S. In addition, there were some favorable adjustments to tax reserves resulting in net benefit to full year forecasted effective tax rate.

The second quarter of Fiscal 2018 tax rate is estimated at approximately 24%, including the impact of ASU 2016-09.

We expect capital expenditures of approximately $300 million for Fiscal 2018.

Fiscal Year 2018 Outlook – Non-GAAP Disclosure:

The Company is not able to provide a full reconciliation of the non-GAAP financial measures to GAAP because certain material items that impact these measures, such as the timing and exact amount of charges related to our Way Forward plan, have not yet occurred or are out of the Company’s control. Accordingly, a reconciliation of our non-GAAP financial measure guidance to the corresponding GAAP measures is not available without unreasonable effort. The Company has identified the estimated impact of the items excluded from its Fiscal 2018 guidance.

This Fiscal 2018 non-GAAP guidance excludes estimated pretax restructuring-related and other charges expected to be recorded primarily in connection with the Company’s Way Forward plan of approximately $200 million.

Conference Call

As previously announced, the Company will host a conference call and live online webcast today, Tuesday, August 8th, at 9:00 a.m. Eastern. Listeners may access a live broadcast of the conference call on the Company's investor relations website at http://investor.ralphlauren.com or by dialing 517-623-4963 or 800-857-5209. To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Ralph Lauren First Quarter Fiscal 2018 conference call.

An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 12:00 P.M. Eastern, Tuesday, August 8, 2017 through 6:00 P.M. Eastern, Tuesday, August 15, 2017 by dialing 203-369-1842 or 866-501-7039 and entering passcode 6495.

Future announcements regarding the timing of future earnings release dates and conference calls will be posted on the Company’s investor relations website at http://investor.ralphlauren.com and will not be issued through news wire services unless otherwise noted by the Company.

ABOUT RALPH LAUREN
Ralph Lauren Corporation (NYSE:RL) is a global leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For 50 years, Ralph Lauren's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include Ralph Lauren, Ralph Lauren Collection, Ralph Lauren Purple Label, Polo Ralph Lauren, Double RL, Lauren Ralph Lauren, Polo Ralph Lauren Children, Chaps, and Club Monaco, among others, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release and oral statements made from time to time by representatives of the Company contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include the statements under “Full Year and Second Quarter Fiscal 2018 Outlook,” and statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, employee reductions, margins, expenses and earnings and are indicated by words or phrases such as "anticipate," "estimate," "expect," "project," "we believe" and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. Forward-looking statements are based largely on the Company's expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. The factors that could cause actual results to materially differ include, among others: the loss of key personnel, including Mr. Ralph Lauren, or other changes in our executive and senior management team or to our operating structure, and our ability to effectively transfer knowledge during periods of transition; the potential impact to our business and future strategic direction resulting from our transition to our new Chief Executive Officer; our ability to successfully implement our long-term growth strategy and achieve anticipated operating enhancements and cost reductions from our restructuring plans; the impact to our business resulting from investments and other costs incurred in connection with the execution of our long-term growth strategy, including restructuring-related charges, which may be dilutive to our earnings in the short term; our ability to effectively manage inventory levels and the increasing pressure on our margins in a highly promotional retail environment; the impact to our business resulting from potential costs and obligations related to the early closure of our stores or termination of our long-term, non-cancellable leases; our efforts to successfully enhance, upgrade, and/or transition our global information technology systems and e-commerce platform; our ability to secure our facilities and systems and those of our third-party service providers from, among other things, cybersecurity breaches, acts of vandalism, computer viruses, or similar Internet or email events; a variety of legal, regulatory, tax, political, and economic risks, including risks related to the importation and exportation of products, tariffs, and other trade barriers which our operations are currently subject to, or may become subject to as a result of potential changes in legislation, and other risks associated with our international operations, such as compliance with the Foreign Corrupt Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments, and the burdens of complying with a variety of foreign laws and regulations, including tax laws, trade and labor restrictions, and related laws that may reduce the flexibility of our business; changes in our tax obligations and effective tax rates due to a variety of factors, including potential changes in tax laws and regulations, accounting rules, or the mix and level of earnings by jurisdiction; our exposure to currency exchange rate fluctuations from both a transactional and translational perspective; the impact to our business resulting from increases in the costs of raw materials, transportation, and labor; the potential impact to our business resulting from the financial difficulties of certain of our large wholesale customers, which may result in consolidations, liquidations, restructurings, and other ownership changes in the retail industry, as well as other changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors; the impact to our business resulting from changes in consumers' ability or preferences to purchase premium lifestyle products that we offer for sale and our ability to forecast consumer demand, which could result in either a build-up or shortage of inventory; our ability to maintain our credit profile and ratings within the financial community; our ability to access sources of liquidity to provide for our cash needs, including our debt obligations, payment of dividends, capital expenditures, and potential repurchases of our Class A common stock, as well as the ability of our customers, suppliers, vendors, and lenders to access sources of liquidity to provide for their own cash needs; the potential impact to the trading prices of our securities if our Class A common stock share repurchase activity and/or cash dividend payments differ from investors' expectations; the impact of the volatile state of the global economy, stock markets, and other global economic conditions on us, our customers, suppliers, vendors, and lenders; the impact to our business of events of unrest and instability that are currently taking place in certain parts of the world, as well as from any terrorist action, retaliation, and the threat of further action or retaliation; our ability to open new retail stores, concession shops, and e-commerce sites in an effort to expand our direct-to-consumer presence; our ability to continue to expand or grow our business internationally and the impact of related changes in our customer, channel, and geographic sales mix as a result; our ability to continue to maintain our brand image and reputation and protect our trademarks; our intention to introduce new products or enter into or renew alliances and exclusive relationships; changes in the business of, and our relationships with, major department store customers and licensing partners; the potential impact on our operations and on our suppliers and customers resulting from natural or man-made disasters;  the impact to our business resulting from the United Kingdom's decision to exit the European Union and the uncertainty surrounding the terms and conditions of such a withdrawal, as well as the related impact to global stock markets and currency exchange rates; and our ability to make certain strategic acquisitions and successfully integrate the acquired businesses into our existing operations; and other risk factors identified in the Company's Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions)
(Unaudited)

	July 1,	April 1,	July 2,
	2017	2017	2016

ASSETS
Current assets:
Cash and cash equivalents	$830.4	$668.3	$457.3
Short-term investments	740.5	684.7	618.6
Accounts receivable, net of allowances	279.2	450.2	337.6
Inventories	859.9	791.5	1,241.5
Income tax receivable	77.5	79.4	60.2
Prepaid expenses and other current assets	299.2	280.4	286.9
Total current assets	3,086.7	2,954.5	3,002.1

Property and equipment, net	1,273.3	1,316.0	1,564.5
Deferred tax assets	141.4	125.9	115.9
Goodwill	924.2	904.6	930.2
Intangible assets, net	213.7	219.8	240.2
Other non-current assets (a)	174.7	131.2	265.6
Total assets	$5,814.0	$5,652.0	$6,118.5

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$-	$-	$90.0
Accounts payable	160.9	147.7	191.5
Income tax payable	36.6	29.5	22.4
Accrued expenses and other current liabilities	1,019.4	982.7	992.0
Total current liabilities	1,216.9	1,159.9	1,295.9

Long-term debt	590.4	588.2	602.0
Non-current liability for unrecognized tax benefits	64.7	62.7	77.5
Other non-current liabilities	581.9	541.6	576.8
Total liabilities	2,453.9	2,352.4	2,552.2

Equity:
Common stock	1.3	1.2	1.2
Additional paid-in-capital	2,330.4	2,308.8	2,259.5
Retained earnings	5,770.8	5,751.9	5,951.6
Treasury stock, Class A, at cost	(4,578.3)	(4,563.9)	(4,453.6)
Accumulated other comprehensive loss	(164.1)	(198.4)	(192.4)
Total equity	3,360.1	3,299.6	3,566.3
Total liabilities and equity	$5,814.0	$5,652.0	$6,118.5

Net Cash (incl. LT Investments)	1,060.6	786.2	532.7
Cash & Investments (ST & LT)	1,651.0	1,374.4	1,224.7
Net Cash (excl. LT Investments)	980.5	764.8	383.9
Cash & ST Investments	1,570.9	1,353.0	1,075.9

(a) Includes non-current investments of:	$80.1	$21.4	$148.8

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions, except per share data)
(Unaudited)

	Three Months Ended
	July 1,	July 2,
	2017	2016

North America	$709.7	$855.6
Europe	323.5	377.6
Asia	209.1	211.1
Other non-reportable segments	104.8	107.9
Net revenues	1,347.1	1,552.2
Cost of goods sold (a)	(495.9)	(657.6)
Gross profit	851.2	894.6
Selling, general, and administrative expenses (a)	(708.4)	(814.7)
Amortization of intangible assets	(6.0)	(6.0)
Impairment of assets	(9.7)	(19.4)
Restructuring and other charges (a)	(36.8)	(85.7)
Total other operating expenses, net	(760.9)	(925.8)
Operating income (loss)	90.3	(31.2)
Foreign currency gains	0.1	2.4
Interest expense	(5.0)	(3.4)
Interest and other income, net	2.3	0.9
Equity in losses of equity-method investees	(0.9)	(1.9)
Income (loss) before income taxes	86.8	(33.2)
Income tax benefit (provision)	(27.3)	10.9
Net income (loss)	$59.5	$(22.3)
Net income (loss) per share - Basic	$0.73	$(0.27)
Net income (loss) per share - Diluted	$0.72	$(0.27)
Weighted average shares outstanding - Basic	81.6	83.3
Weighted average shares outstanding - Diluted	82.5	83.3
Dividends declared per share	$0.50	$0.50
(a) Includes total depreciation expense of:	$(66.9)	$(72.4)

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions)
(Unaudited)

	Three Months Ended
	July 1,	July 2,
	2017	2016
Cash flows from operating activities:
Net income (loss)	$59.5	$(22.3)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	72.9	78.4
Deferred income tax expense (benefit)	(14.7)	3.0
Equity in loss of equity-method investees	0.9	1.9
Non-cash stock-based compensation expense	21.6	17.7
Non-cash impairment of assets	9.7	19.4
Non-cash restructuring-related inventory charges	0.7	54.0
Other non-cash charges	1.1	9.7
Changes in operating assets and liabilities:
Accounts receivable	174.0	174.4
Inventories	(55.4)	(167.8)
Prepaid expenses and other current assets	(4.6)	(23.2)
Accounts payable and accrued expenses	42.4	141.7
Income tax receivables and payables	8.7	(20.8)
Deferred income	0.6	(2.3)
Other balance sheet changes	16.8	(20.9)
Net cash provided by operating activities	334.2	242.9
	-	-
Cash flows from investing activities:
Capital expenditures	(41.9)	(77.6)
Purchases of investments	(270.4)	(144.5)
Proceeds from sales and maturities of investments	187.4	182.2
Acquisitions and ventures	(3.6)	(1.3)
Net cash used in investing activities	(128.5)	(41.2)
	-	-
Cash flows from financing activities:
Proceeds from issuance of short-term debt	-	943.9
Repayments of short-term debt	-	(970.0)
Payments of capital lease obligations	(6.2)	(7.2)
Payments of dividends	(40.5)	(41.4)
Repurchases of common stock, including shares surrendered for tax withholdings	(14.4)	(114.9)
Proceeds from exercise of stock options	0.1	3.2
Net cash used in financing activities	(61.0)	(186.4)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	19.9	(14.6)
Net increase in cash, cash equivalents, and restricted cash	164.6	0.7
Cash, cash equivalents, and restricted cash at beginning of period	711.8	502.1
Cash, cash equivalents, and restricted cash at end of period	$876.4	$502.8

RALPH LAUREN CORPORATION
OTHER INFORMATION
(in millions)
(Unaudited)

SEGMENT INFORMATION

Net revenues and operating income (loss) for the three-month periods ended July 1, 2017 and July 2, 2016 for each segment were as follows:

	Three Months Ended
	July 1,	July 2,
	2017	2016

Net revenues:
North America	$709.7	$855.6
Europe	323.5	377.6
Asia	209.1	211.1
Other non-reportable segments	104.8	107.9
Total net revenues	$1,347.1	$1,552.2

Operating income (loss):
North America	$150.5	$165.8
Europe	67.1	75.0
Asia	30.2	(37.8)
Other non-reportable segments	33.0	27.8
	280.8	230.8

Unallocated corporate expenses	(153.7)	(176.3)
Unallocated restructuring and other charges	(36.8)	(85.7)
Total operating income (loss)	$90.3	$(31.2)

RALPH LAUREN CORPORATION
Constant Currency Financial Measures
(in millions)
(Unaudited)

Comparable Store Sales Data

	Three Months Ended July 1, 2017 % Change
	As Reported	Constant Currency
North America
E-commerce	(22%)	(22%)
Excluding E-commerce	(5%)	(4%)
Total North America	(8%)	(8%)

Europe
E-commerce	(7%)	(5%)
Excluding E-commerce	(12%)	(8%)
Total Europe	(11%)	(8%)

Asia(a)	1%	2%
Total Ralph Lauren	(7%)	(6%)

(a)	Comparable store sales for our Asia segment were comprised primarily of sales made through our stores and concession shops.

Operating Segment Net Revenue Data

	Three Months Ended		% Change
	July 1, 2017	July 2, 2016	As Reported	Constant Currency
North America	$709.7	$855.6	(17.1%)	(16.9%)
Europe	323.5	377.6	(14.3%)	(10.2%)
Asia	209.1	211.1	(1.0%)	0.5%
Other non-reportable segments	104.8	107.9	(2.7%)	(1.9%)
Net revenues	$1,347.1	$1,552.2	(13.2%)	(11.9%)

RALPH LAUREN CORPORATION
Global Retail Store Network

	July 1,	July 2,
	2017	2016

Global Directly Operated Stores and Concessions
Ralph Lauren Stores	106	132
Polo Factory Stores	282	272
Club Monaco Stores	79	81
Total Directly Operated Stores	467	485
Concessions	624	598

Global Licensed Stores and Concessions
Ralph Lauren Licensed Stores	105	96
Club Monaco Licensed Stores	59	60
Total Licensed Stores	164	156
Licensed Concessions	99	91

RALPH LAUREN CORPORATION
Reconciliation of Certain Non-U.S. GAAP Financial Measures
(in millions, except per share data)
(Unaudited)

	Three Months Ended
	July 1, 2017

	As Reported	Total Adjustments (a)	As Adjusted
Net revenues	$1,347.1	$-	$1,347.1
Gross profit	851.2	0.7	851.9
Gross profit margin	63.2%		63.2%
Total other operating expenses, net	(760.9)	46.5	(714.4)
Operating expense margin	56.5%		53.0%
Operating income	90.3	47.2	137.5
Operating margin	6.7%		10.2%
Income before income taxes	86.8	47.2	134.0
Income tax provision	(27.3)	(15.6)	(42.9)
Effective tax rate	31.4%		32.0%
Net income	$59.5	$31.6	$91.1
Net income per diluted share	$0.72		$1.11
Weighted average shares outstanding - Basic	81.6		81.6
Weighted average shares outstanding - Diluted	82.5		82.5
SEGMENT INFORMATION - OPERATING INCOME:
North America	$150.5	$1.3	$151.8
Operating margin	21.2%		21.4%
Europe	67.1	1.2	68.3
Operating margin	20.7%		21.1%
Asia	30.2	0.1	30.3
Operating margin	14.4%		14.5%
Other non-reportable segments	33.0	0.1	33.1
Operating margin	31.5%		31.5%
Unallocated corporate expenses and restructuring and other charges, net	(190.5)	44.5	(146.0)
Total operating income	$90.3	$47.2	$137.5

	Three Months Ended
	July 2, 2016
	As Reported	Total Adjustments (b)	As Adjusted
Net revenues	$1,552.2	$-	$1,552.2
Gross profit	894.6	54.0	948.6
Gross profit margin	57.6%		61.1%
Total other operating expenses, net	(925.8)	105.1	(820.7)
Operating expense margin	59.6%		52.9%
Operating income (loss)	(31.2)	159.1	127.9
Operating margin	(2.0%)		8.2%
Income (loss) before income taxes	(33.2)	159.1	125.9
Income tax benefit (provision)	10.9	(47.3)	(36.4)
Effective tax rate	32.8%		28.9%
Net income (loss)	$(22.3)	$111.8	$89.5
Net income (loss) per diluted share	$(0.27)		$1.06
Weighted average shares outstanding - Basic	83.3		83.3
Weighted average shares outstanding - Diluted	83.3		84.3
SEGMENT INFORMATION - OPERATING INCOME/(LOSS):
North America	$165.8	$7.7	$173.5
Operating margin	19.4%		20.3%
Europe	75.0	9.3	84.3
Operating margin	19.9%		22.3%
Asia	(37.8)	52.8	15.0
Operating margin	(17.9%)		7.1%
Other non-reportable segments	27.8	3.0	30.8
Operating margin	25.7%		28.5%
Unallocated corporate expenses and restructuring charges, net	(262.0)	86.3	(175.7)
Total operating income (loss)	$(31.2)	$159.1	$127.9

(a)
Adjustments include charges of $37.0 million incurred in connection with the Way Forward Plan, consisting of restructuring charges, impairment of assets, and inventory-related charges.  Inventory-related charges are recorded within cost of goods sold in the consolidated statements of operations.  Adjustments also include other charges of $10.2 million recorded within restructuring and other charges in the consolidated statements of operations, primarily related to the departure of Mr. Stefan Larsson and depreciation expense related to the Company's former Polo store at 711 Fifth Avenue in New York City, recorded after the store closed during the first quarter of Fiscal 2018 in connection with the Way Forward Plan.  Although the Company is no longer generating revenue or has any other economic activity associated with its former Polo store, it continues to incur depreciation expense due to its involvement at the time of construction.

(b)
Adjustments include restructuring charges, impairment of assets, and inventory-related charges recorded in connection with our restructuring plans. Inventory-related charges are recorded within cost of goods sold in the consolidated statements of operations.

SUPPLEMENTAL FINANCIAL INFORMATION
Since Ralph Lauren Corporation is a global company, the comparability of its operating results reported in U.S. Dollars is also affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. Dollar. These rate fluctuations can have a significant effect on the Company’s reported results. As such, in addition to financial measures prepared in accordance with generally accepted accounting principles ("U.S. GAAP"), the Company’s discussions often contain references to constant currency measures, which are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency. The Company presents constant currency financial information, which is a non-U.S. GAAP financial measure, as a supplement to its reported operating results. The Company uses constant currency information to provide a framework to assess how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. Management believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in the Company’s businesses. The constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with U.S. GAAP.

Additionally, this earnings release includes certain non-U.S. GAAP financial measures relating to charges recorded in connection with the Company’s restructuring plans. Adjustments for the first quarter of Fiscal 2018 also include other charges primarily recorded in connection with the departure of the Company’s former CEO, Mr. Stefan Larsson, and depreciation expense associated with the Company’s former Polo store at 711 Fifth Avenue in New York City recorded after the store closed during the first quarter of Fiscal 2018 in connection with the Way Forward Plan. The income tax benefit (provision) has been adjusted for the tax-related effect of these charges. Included in this earnings release are reconciliations between the non-U.S. GAAP financial measures and the most directly comparable U.S. GAAP measures before and after these charges. The related tax effects were calculated using the respective statutory tax rates for each applicable jurisdiction. The Company uses non-U.S. GAAP financial measures, among other things, to evaluate its operating performance and in order to represent the manner in which the Company conducts and views its business. The Company believes that excluding items that are not comparable from period to period helps investors and others compare operating performance between two periods. The Company’s full year and second quarter Fiscal 2018 guidance excludes restructuring and other related charges expected to be recorded in connection with the Company’s Way Forward plan, former CEO Mr. Stefan Larsson’s departure, and depreciation expense associated with the Company’s former Polo store at 711 Fifth Avenue in New York City. While the Company considers the non-U.S. GAAP measures useful in analyzing its results, they are not intended to replace, nor act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP and may be different from non-U.S. GAAP measures reported by other companies.

SOURCE: Ralph Lauren Corporation
Investor Relations:
Evren Kopelman, 212-813-7862
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